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                                                                      EXHIBIT 11


                             The Leap Group, Inc.

             STATEMENT REGARDING COMPUTATION OF PER-SHARE EARNINGS

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
                                              Three Months Ended October 31,    Nine Months Ended October 31,
                                              ------------------------------    -----------------------------
                                                  1998             1997             1998            1997
                                                  ----             ----             ----            ----
Net loss                                      ($16,594,611)     ($3,038,595)    ($16,505,731)    ($5,744,815)
Weighted average number of common
   shares outstanding during period             13,648,866       13,614,667       13,646,199      13,613,037
Net shares issuable upon exercise of
    dilutive outstanding stock options             -                 -               -                -
                                              ------------      -----------     ------------     -----------
Shares used in Diluted per share
    calculation                                 13,648,866       13,614,667       13,646,199      13,613,037
Basic earnings per common share                     ($1.22)           ($.22)          ($1.21)         ($0.42)
Diluted earnings per common share                   ($1.22)           ($.22)          ($1.21)         ($0.42)
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